EXHIBIT 5

[LETTERHEAD OF VINSON & ELKINS L.L.P.]

February 10, 2004

MetaSolv, Inc.

5560 Tennyson Parkway

Plano, Texas 75024

Ladies and Gentlemen:

We have acted as counsel for MetaSolv, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of 1,928,835 shares (the “Shares”) of common stock, par value $0.005 per share, of the Company issuable pursuant to the MetaSolv, Inc. Long-Term Incentive Plan (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the By-Laws of the Company, (iv) the Plan and (v) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the Plan, (ii) the full consideration for each Share will be paid to the Company and in no event will be less than the par value for each such Share and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the “DGCL”).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the DGCL and the federal laws of the United States of America. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/    Vinson & Elkins L.L.P.